EXHIBIT 99

OSG                                                                                                                      Press Release

Overseas Shipholding Group, Inc.

For Immediate Release
Contact: Jennifer L. Schlueter, VP Corporate Communications
OSG Ship Management, Inc.
Telephone: +1 212 578 1634
Email: jschlueter@osg.com

OSG REPORTS EARNINGS OF $128 MILLION ON RECORD
FIRST QUARTER TCE REVENUES OF $280 MILLION

Highlights

  Diluted EPS of $3.24 per share on net income of $128.4 million.
  Sale of securities adds $3.2 million, or $0.08 per share, to earnings in the period.
  A $4.8 million non cash charge to interest in connection with terminating prior long-term credit facilities decreased earnings by $0.08 per share.
  Dividend of $0.25, an increase of 43%, declared by the Board.
  Panamax International adds new partner, Flota Petrolera Ecuatoriana (FLOPEC).
  Fleet expansion program brings OSG's owned, operated and newbuild fleet to 113 vessels.

New York, NY - May 2, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG), a market leader in providing energy transportation services, today reported results for the first fiscal quarter of 2006.

For the quarter ended March 31, 2006, net income was $128.4 million, down 22% from $164.9 million in the same period a year earlier. Diluted earnings per share were $3.24, in comparison with $4.18 per share in the first quarter of 2005. TCE revenues in the quarter increased by 5% to $280.1 million compared with $267.2 million in the first quarter of 2005.

"OSG generated strong results and cash flows in the quarter, clearly demonstrating the advantages of having a large, diverse and modern fleet." stated Morten Arntzen, President and CEO of OSG. "This enabled us to strengthen our balance sheet, increase our book of long-term fixed charter revenue and pursue capital-efficient growth." Arntzen continued, "Looking toward the future, our newbuild program of 24 vessels across all segments provides us with improved scale and efficiencies to compete on a worldwide basis and provide superior service to our customers. This scale is critical to our success."

Quarter-over-quarter, TCE revenues for the crude oil segment were $207.1 million, up 3%, principally due to an increase of revenue days in the VLCC and Panamax sectors partially offset by the 2005 sale and redelivery of two Aframax tankers and off hire days in the period. TCE revenues in the product carrier segment were $53.9 million, up 36%, due to an increase in revenue days and higher average rates earned in both the spot and time charter markets. U.S. segment revenues were down 34% quarter-over-quarter to $13.0 million, as a result of a decrease in revenue days reflecting the sale of three crude tankers in 2005 coupled with an increase in drydock days during the period. The decrease in revenue days was partially offset by an increase in rates.

Of the $280.1 million in TCE revenues, approximately 72% were derived from the spot market and 28% from time and bareboat charters. OSG's fleet diversification strategy and the increase in revenues derived from product carriers, the majority of which trade on medium to long-term charters, has enabled OSG to reduce the percentage of TCE revenues from the spot market from 79% in 2003 and 85% in 2004. Detailed spot and time charter rates by vessel class can be found in Spot and Time Charter TCE Rates Achieved later in this press release.

For the three months ended March 31, 2006, total ship operating expenses increased $41.5 million to $150.6 million. The increase in time and bareboat charter expenses of $17.4 million resulted from the sale and charter back of 13 vessels. Vessel expenses increased $5.1 million principally due to additional costs incurred on three reflagged vessels that participate in the U.S. Maritime Security Program, increased crew costs and the timing of certain purchases, such as spares and stores. General and administrative expenses increased $8.0 million principally due to additional headcount, the recognition of targeted cash incentive compensation on a quarterly basis, expenses incurred in connection with investigations by the U.S. Department of Justice and increases in legal, accounting and consulting services. In addition, lower earnings from asset sales accounted for an increase in quarter-over-quarter ship operating expenses of $13.0 million.

Highlights of Recent Activities and First Quarter Events

Fleet Expansion
  On March 7, 2006, OSG signed an agreement with a subsidiary of Cido Tanker Holding Co., a privately held shipping company headquartered in Hong Kong, to time charter two International Flag product carriers for a period of seven years, with an additional three year extension option for each vessel. The vessels will be built by Hyundai Mipo Dockyard in South Korea and are scheduled to be delivered to OSG in May and June 2008.
  On March 29, 2006, OSG announced that it will build four 114,000 dwt 44-meter beam Aframax tankers at the New Times Shipbuilding Co. Ltd. shipyard based in Jinjiang, China. The vessels, scheduled for delivery in 2008 and 2009, will increase OSG's Aframax fleet to 21 tankers serving customers in the Atlantic basin, and will operate in the Aframax International pool. The tankers will be built using the new Common Structural Rules recently established by the International Association of Classification Societies (IACS) for all tankers and bulk carriers ordered after April 1, 2006 which include stricter hull strength requirements.
  On April 7, 2006, OSG signed long-term time charter-out agreements for two more of its Jones Act product carriers being built at the Aker Philadelphia Shipyard. The agreement between OSG and Tesoro Maritime Company, an independent refiner and marketer of petroleum products, is in addition to four other previously announced long-term charters: two with Shell Trading U.S. Company, a subsidiary of Shell Oil, and two with British Petroleum PLC. To date, six of the Company's ten newbuild Jones Act Product Carriers have been secured by long-term charters at attractive rates.
  On April 24, 2006, Flota Petrolera Ecuatoriana (FLOPEC), an Ecuadorian state-owned oil company, joined Panamax International. The addition of five Panamax tankers from FLOPEC's fleet increases the joint venture's fleet to 20 modern, double hull tankers, all of which trade in the Americas.

Fleet Metrics and Statistics

  As of March 31, 2006, OSG had an operating fleet of 89 International Flag and U.S. Flag vessels. Fifty-six percent, or 50 vessels, were owned, compared with 69%, or 68 vessels, as of March 31, 2005.
  OSG's newbuild program of chartered-in and owned vessels totals 24 and spans across all lines of business: four International Flag crude tankers; six International Flag product carriers; and 10 Jones Act product carriers, representing 1.2 million deadweight tons, and four LNG carriers, representing 864,800 cubic meters.
  Revenue days in the quarter totaled 7,208, an increase of 1% over the same period a year earlier.

	Three Months Ended March 31,
Revenue Days	2006	2005
Crude	3,912	3,841
Product	2,600	2,256
U.S.	516	856
Other	180	180
	7,208	7,133

  Future revenue associated with time charters, excluding the LNG segment, totals $845.8 million, representing 32,140 revenue days.

Other Corporate Activities

  On April 12, 2006, OSG's Board of Directors announced a quarterly dividend of $0.25 per share, a 43% increase from $0.175 per share, which had been in place since June 2003. OSG has paid a quarterly dividend to shareholders since 1974.
  On April 3, 2006, OSG announced that Jean-Paul Vettier, a retired senior executive of Total S.A., the fourth largest publicly-traded oil and gas company in the world, had been appointed to its Board of Directors, effective April 1, 2006.

Financial Profile

During the first fiscal quarter, shareholders' equity increased by $135.3 million to more than $2.0 billion and liquidity, including undrawn bank facilities, increased to more than $1.75 billion. Total long-term debt as of March 31, 2006 was $854.5 million compared with $965.7 million at December 31, 2005. Liquidity adjusted debt to capital was 19.5% as of March 31, 2006, an improvement from 24.5% as of December 31, 2005.

On February 15, 2006, the Company announced it had entered into a $1.5 billion seven-year unsecured revolving credit agreement with a group of banks. Borrowings under this facility bear interest at a rate based on LIBOR. The terms, conditions and financial covenants contained therein are generally more favorable than those contained in the Company's prior long-term facilities. In connection with entering into the agreement, the Company terminated all of its other unsecured revolving credit facilities (long-term credit agreements of $1.285 billion and a short-term agreement of $45 million).

Average TCE Rates Achieved

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's International fleet for the three month period ended March 31, 2006 compared with the same period of 2005.

	Three Months Ended March 31,
	2006	2005
Trade - Crude
VLCC
Average TCE Rate[1,2]	$78,611	$82,749
Number of Revenue Days	1,633	1,472
Aframax
Average TCE Rate[1]	$38,107	$37,409
Number of Revenue Days	1,362	1,523
Panamax
Average TCE Rate[1]	$29,244	$27,377
Number of Revenue Days	917	767
Trade - Refined Petroleum Products
Panamax
Average TCE Rate[1]	$24,663	$15,563
Number of Revenue Days	180	228
Handysize
Average TCE Rate[1,2]	$20,423	$17,731
Number of Revenue Days	2,420	2,028

1Includes vessels operating on voyage charters and period charters.

2Includes the effect of forward freight agreements.

Spot and Time Charter TCE Rates Achieved

The following table provides a breakdown of TCE rates achieved for the first quarters of 2006 and 2005 between spot and time charter rates. The information for VLCCs, Aframaxes and Panamaxes is based, in part, on information provided by the pools or commercial joint ventures in which they participate.

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005
	Spot Charter	Time Charter	Spot Charter	Time Charter
Trade - Crude
VLCC
Average TCE Rate	$78,611	-	$83,971	$29,492
Number of Revenue Days	1,633	-	1,439	33
Aframax
Average TCE Rate	$41,658	$26,601	$42,184	$23,331
Number of Revenue Days	1,039	323	1,142	381
Panamax
Average TCE Rate	$34,464	$25,205	$39,485	$18,108
Number of Revenue Days	381	536	347	420
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	-	$25,444	$15,019	$16,024
Number of Revenue Days	-	180	49	179
Handysize
Average TCE Rate	$27,763	$19,271	$26,058	$17,283
Number of Revenue Days	567	1,853	180	1,848

2006 TCE Rates

The Company has achieved the following average estimated TCE rates for the percentage of days booked for vessels operating through April 21, 2006. The information for the VLCCs, Aframaxes and Panamaxes is based, in part, on information provided by the pools or commercial joint ventures in which they participate. All numbers provided are estimates and may be adjusted for a number of reasons, including the timing of any acquisitions or disposals and the timing and length of drydocks and repairs.
		Second Quarter Revenue Days
Vessel Class and Charter Type	Average TCE Rates	Fixed as of 4/21/06	Open as of 4/21/06	Total	% Days Booked
Trade - Crude
VLCC - Spot	$49,000	1,111	531	1,642	68%
Aframax - Spot	$29,000	263	905	1,168	23%
Aframax - Time	$28,500	279	-	279	100%
Panamax - Spot	$30,500	129	324	453	28%
Panamax - Time	$25,000	546	-	546	100%
Trade - Refined Petroleum Products
Panamax - Time	$19,000	182	-	182	100%
Handysize - Spot	$27,500	246	376	622	40%
Handysize - Time	$17,500	1,754	-	1,754	100%

VLCC and V-Plus tankers trade in the Tankers International pool; Aframaxes trade in the Aframax International pool and Panamaxes trade in the Panamax International joint venture.

The following table shows average estimated time charter TCE rates and associated days booked and days open as of April 21, 2006, by quarter, for the third and fourth quarters of 2006.

	Fixed Rates and Revenue Days as of 4/21/06		Open Days as of 4/21/06
	Q306	Q406	Q306	Q406
Trade - Crude
VLCC
Average TCE Rate	-	-
Number of Revenue Days	-	-	1,654	1,654
Aframax
Average TCE Rate	$28,500	$28,500
Number of Revenue Days	280	291	1,135	1,178
Panamax
Average TCE Rate	$25,000	$24,500
Number of Revenue Days	552	503	450	506
Trade - Refined Petroleum Products
Panamax
Average TCE Rate	$19,000	$19,000
Number of Revenue Days	184	184	-	-
Handysize
Average TCE Rate	$17,000	$17,500
Number of Revenue Days	1,735	1,686	784	928

Summary Consolidated Statements of Operations
($ in thousands except per share amounts)	Three Months Ended March 31,
	2006	2005
Shipping Revenues:
Pool revenues	$193,105	$187,954
Time and bareboat charter revenues	70,848	69,911
Voyage charter revenues	27,073	17,542
	291,026	275,407
Voyage Expenses	(10,917)	(8,220)
Time Charter Equivalent Revenues	280,109	267,187
Ship Operating Expenses:
Vessel expenses	48,915	43,800
Time and bareboat charter hire expenses	43,171	25,801
Depreciation and amortization	34,354	36,359
General and administrative	24,011	16,021
Loss/(gain) on disposal of vessels	121	(12,902)
Total Ship Operating Expenses	150,572	109,079
Income from Vessel Operations	129,537	158,108
Equity in Income of Affiliated Companies	6,812	17,673
Operating Income	136,349	175,781
Other Income	9,392	11,223
	145,741	187,004
Interest Expense	22,607	22,831
Income before Federal Income Taxes	123,134	164,173
Credit for Federal Income Taxes	(5,230)	(746)
Net Income	$ 128,364	$164,919
	========	========
Weighted Average Number of Common Shares Outstanding:
Basic	39,516,077	39,435,079
Diluted	39,569,551	39,499,100

Per Share Amounts:
Basic net income	$3.25	$4.18
Diluted net income	$3.24	$4.18
Cash dividends declared	$0.175	$0.175

2005 has been reclassified to conform with the 2006 presentation.

TCE Revenue by Segment

The following table reflects TCE revenues generated by the Company's three reportable segments for quarters ended March 31, 2006 and 2005, respectively, and excludes the Company's proportionate share of TCE revenues of joint ventures.

	Three Months Ended March 31,
($ in thousands)	2006	% of Total	2005	% of Total
International
Crude	$207,091	74.0	$201,647	75.5
Product	53,862	19.2	39,506	14.8
Other	6,201	2.2	6,284	2.3
U.S.	12,955	4.6	19,750	7.4
Total TCE Revenues	$280,109	100.0	$267,187	100.0
	=======	=======	=======	=====

Income from Vessel Operations by Segment

The following table reflects income from vessel operations accounted for by each reportable segment. Income from vessel operations is before general and administrative expenses, gain/(loss) on disposal of vessels and the Company's share of income from joint ventures.

	Three Months Ended March 31,
($ in thousands)	2006	% of Total	2005	% of Total
International
Crude	$129,775	84.4	$140,490	87.1
Product	20,534	13.4	16,468	10.2
Other[1]	1,811	1.2	(2,416)	(1.5)
U.S.	1,549	1.0	6,685	4.2
Total Income from Vessel Operations	$153,669	100.0	$161,227	100.0
	=======	====	========	=====

1 2005 reflects reserves related to Department of Justice investigations and the settlement of certain crew benefits.

Reconciliations of income from vessel operations of the segments to amounts included in the consolidated income statements follow:

	Three Months Ended March 31,
($ in thousands)	2006	2005
Total income from vessel operations of all segments	$153,669	$161,227
General and administrative expenses	(24,011)	(16,021)
(Loss)/gain on disposal of vessels	(121)	12,902
Consolidated income from vessel operations	$129,537	$158,108
	========	========

Consolidated Balance Sheets

($ in thousands)	March 31, 2006	December 31, 2005
	(Unaudited )
ASSETS
Current Assets:
Cash and cash equivalents	$197,378	$188,588
Voyage receivables	123,614	157,334
Other receivables	35,568	22,202
Inventories and prepaid expenses	25,726	16,763
Total Current Assets	382,286	384,887
Capital Construction Fund	301,460	296,126
Vessels and other property	2,264,328	2,288,481
Vessels under Capital Leases	35,922	36,267
Deferred drydock expenditures, net	26,133	19,805
Total Vessels, Deferred Drydock and Other Property	2,326,383	2,344,553

Investments in Affiliated Companies	276,446	269,657
Other Assets	54,496	53,457
Total Assets	$3,341,071	$3,348,680
	========	=========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable, sundry liabilities and accrued expenses	$89,601	$105,173
Short-term debt and current installments of long-term debt	20,066	20,066
Current obligations under capital leases	6,682	6,968
Total Current Liabilities	116,349	132,207
Long-term Debt	813,950	923,612
Obligations under Capital Leases	40,534	42,043
Deferred Gain on Sale and Leaseback of Vessels	222,429	233,456
Deferred Federal Income Taxes and Other Liabilities	136,446	141,334
Shareholders' Equity	2,011,363	1,876,028
Total Liabilities and Shareholders' Equity	$3,341,071	$3,348,680
	=========	=========

Consolidated Statements of Cash Flows

($ in thousands)	Three Months Ended March 31,
	2006	2005
Cash Flows from Operating Activities:
Net income	$128,364	$164,919
Items included in net income not affecting cash flows:
Depreciation and amortization	34,354	36,359
Amortization of deferred gain on sale and leasebacks	(10,399)	(693)
Deferred compensation relating to restricted stock and
stock option grants	925	361
Deferred federal income tax credit	(3,389)	(1,183)
Undistributed earnings of affiliated companies	5,750	(5,291)
Other - net	4,278	(2,061)
Items included in net income related to investing and financing activities:
Gain on sale of securities - net	(4,966)	(6,675)
Loss/(gain) on disposal of vessels	121	(12,902)
Changes in operating assets and liabilities	(3,339)	(75,680)
Net cash provided by operating activities	151,699	97,154
Cash Flows from Investing Activities:
Expenditures for vessels	(4,957)	(542)
Payments for drydocking	(8,619)	(2,629)
Proceeds from disposal of vessels	-	77,159
Acquisition of Stelmar Shipping Ltd.	-	(742,433)
Expenditures for other property	(2,052)	(599)
Investments in and advances to affiliated companies	-	(1,034)
Distributions from affiliated companies	-	15,050
Other - net	(612)	6,678
Net cash (used in) investing activities	(16,240)	(648,350)
Cash Flows from Financing Activities:
Issuance of debt, net of issuance costs	-	752,250
Payments on debt and obligations under capital leases	(111,461)	(526,886)
Cash dividends paid	(6,920)	(6,902)
Issuance of common stock upon exercise of stock options	121	166
Other - net	(8,409)	(495)
Net cash provided by/(used in) financing activities	(126,669)	218,133
Net increase/(decrease) in cash and cash equivalents	8,790	(333,063)
Cash and cash equivalents at beginning of year	188,588	479,181
Cash and cash equivalents at end of period	$197,378	$146,118
	========	========

2005 has been reclassified to conform with the 2006 presentation.

Fleet

On March 31, 2006, OSG was the second largest publicly traded oil tanker company in the world as measured by number of vessels. OSG's fleet of 113 vessels, including newbuilds, aggregates 12.7 million deadweight tons and 865,000 cbm. Adjusted for OSG's participation interest in joint ventures and chartered-in vessels, the fleet totaled 106.25 vessels. For current fleet information, which is updated on a quarterly basis, refer to the Company's website at www.osg.com
	Vessels Owned		Vessels Chartered-in		Total at March 31, 2006
Vessel Type	No.	Weighted by Ownership	No.	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
VLCC (including V-Plus)	12	12	10	6.25	22	18.25	6,994,410
Aframax	9	9	8	7.00	17	16.00	1,758,994
Panamax	9	9	2	2.00	11	11.00	831,396
Summary International Flag Crude Tankers	30	30	20	15.25	50	45.25	9,584,800

Panamax	2	2	-	-	2	2.00	73,313
Handysize	12	12	13	13.00	25	25.00	1,074,834
Summary International Flag Product Carriers	14	14	13	13.00	27	27.00	1,148,147

International Flag Dry Bulk Carriers	-	-	2	2.00	2	2.00	319,843
Total International Flag Operating Fleet	44	44	35	30.25	79	74.25	11,052,790
U.S. Flag Operating Fleet*	6	6	4	4.00	10	10.00	386,047
Total Operating Fleet	50	50	39	34.25	89	84.25	11,438,837
Newbuild Fleet
International Flag Aframax Crude Tankers	4	4	-	-	4	4.00	456,000
Handysize Product Carriers	-	-	6	6.00	6	6.00	298,000
U.S. Flag Product Carriers	-	-	10	10.00	10	10.00	460,000
Subtotal of Crude Tankers, Product Carriers and Dry Bulk Carriers	54	54	55	50.25	109	104.25	12,652,837
Newbuild LNG Carriers	4	2	-	-	4	2.00	864,800 cbm
Total Operating and Newbuild Fleet	58	56	55	50.25	113	106.25	-

*Includes three owned product carriers that trade internationally and are included in the Product revenue segment.

Average Age of International Flag Operating Fleet

OSG has one of the youngest International Flag fleets in the industry. The Company believes its modern, well maintained fleet is a significant competitive advantage in the global market. The table below reflects the average age of the Company's owned International Flag fleet in comparison with the world fleet.

Vessel Class	Average Age of OSG's Owned Fleet at 3/31/06	Average Age of World Fleet at 3/31/06*
VLCC	6.0 years	8.4 years
Aframax	8.3 years	8.9 years
Panamax**	3.0 years	10.6 years
Handysize	5.2 years	12.6 years

*Source: Clarkson database as of April 1, 2006.
**Includes Panamax tankers that trade crude oil and refined petroleum products.

Drydock Schedule

In addition to regular inspections by OSG personnel, all vessels are subject to periodic drydock, special survey and other scheduled maintenance. The table below sets forth anticipated days off-hire for these events by class for the Company's owned and bareboat chartered-in vessels.

	Q106	Q206		Q306		Q406
	Actual Days Off- Hire	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels	Projected Days Off- Hire	No. of Vessels
Trade - Crude
VLCC	19	14	2	14	1	14	1
Aframax	74	0	0	54	3	0	0
Panamax	73	0	0	0	0	3	1
Trade - Refined Petroleum Products
Panamax	0	0	0	0	0	0	0
Handysize	100	172	5	73	2	130	4
U.S.	114	0	0	5	1	0	0
Total	380	186	7	146	7	147	6

Market Overview

Worldwide oil demand during the first quarter of 2006 increased by approximately 700 thousand barrels per day ("b/d"), or 0.9%, compared with the first quarter of 2005. While there was no oil demand growth in OECD countries, non-OECD demand rose by 2.3%. The largest increase in demand of 5.2% occurred in the Middle East and, therefore, had no impact on tanker demand. Oil demand growth stagnated in Southeast Asia as reductions in or eliminations of fuel subsidies had a depressing impact on demand.

Tanker supply increased by 1.3%, or 4.1 million dwt, during the first quarter of 2006 from year-end 2005 levels. While there was growth in all vessel categories, the highest percentage growth was in the Panamax sector, where tonnage increased by 2.4%. Product Carriers, on the other hand, reflected the lowest percentage growth at 1.1%. The additional tonnage exerted downward pressure on TCE rates. Also, since the beginning of 2006, approximately 18 million dwt have been ordered. The high volume of ordering was, in part, a reflection of the April 1, 2006 effective date for the Common Structural Rules ("CSR") that resulted in more stringent shipbuilding requirements and an increase in newbuilding prices for tankers ordered after the effective date.

Vessels ordered today will, for the most part, not be delivered until the end of 2008 for Product Carriers and the end of 2009 for crude tankers. Shipyards are operating at or near full capacity and thus have no incentive to reduce newbuilding prices. Prices for newbuilds remained strong during the first quarter, increasing by 3% to 5% from year-end 2005 levels, depending upon vessel category. In some instances, owners who were willing to pay a premium for immediate delivery paid higher prices for modern second hand vessels than for newbuildings.

Key factors that affected first quarter 2006 rates included a record high U.S. refining maintenance program that significantly reduced refinery utilization rates. This reduced demand for crude oil imports, but resulted in higher U.S. product imports. Warmer than normal temperatures in the U.S. Northeast, however, reduced overall product demand for heating oil in the U.S. At the same time, colder than normal temperatures in Japan increased requirements for crude oil and fuel oil. In addition, supply interruptions in the North Sea, Brazil and the Former Soviet Union ("FSU") reduced available non-OPEC crude oil supplies during the same period that OPEC crude oil supplies were affected by significant disruptions to Nigeria's oil infrastructure, continued problems in Iraq and heightened tensions with Iran. All these factors contributed to changes in supply patterns, which supported tanker rates during the quarter.

Earnings Conference Call Information

The Company plans to host a conference call at 11:00 a.m. ET on May 2, 2006 to discuss results for the quarter. All shareholders and other interested parties are invited to call into the conference call, which may be accessed by calling +1 800-231-5571 within the United States, or +1 973-582-2952 for international participants. A live webcast of the conference call and accompanying slide presentation will be available on Overseas Shipholding Group's website at http://www.osg.com in the Investor Relations Events and Webcasts section or via http://www.viavid.net. The webcast will be available for 90 days and requires Windows Media Player.

An audio replay of the conference call will be available from 2:00 p.m. ET on Tuesday, May 2, through midnight ET on Tuesday May 9, 2006 by calling +1 877-519-4471 within the United States and +1 973-341-3080 for international callers. The password for the replay is 7268723.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with an owned, operated and newbuild fleet of 113 vessels, aggregating 12.7 million dwt and 865,000 cbm. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, the Company is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in New York, Athens, London, Newcastle and Singapore. More information is available at www.osg.com.

Forward-Looking Statements

This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, estimated TCE rates achieved for the second, third and fourth quarters of 2006, anticipated levels of newbuilding and scrapping, projected drydock schedule, the ability to restore refining capacity and crude oil production in the Gulf of Mexico from damage caused by hurricanes, the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.

Appendix 1 - EBITDA Reconciliation

The following table shows reconciliations of net income, as reflected in the consolidated statements of operations, to EBITDA:
	Three Months ended March 31,
($ in thousands)	2006	2005
Net income	$128,364	$164,919
Credit for federal income taxes	(5,230)	(746)
Interest expense	22,607	22,831
Depreciation and amortization	34,354	36,359
EBITDA	$180,095	$223,363
	=========	==========

EBITDA represents operating earnings, which is before interest expense and income taxes, plus other income and depreciation and amortization expense. EBITDA is presented to provide investors with meaningful additional information that management uses to monitor ongoing operating results and evaluate trends over comparative periods. EBITDA should not be considered a substitute for net income or cash flow from operating activities prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. While EBITDA is frequently used as a measure of operating results and performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The table reconciles net income, as reflected in the condensed consolidated statements of operations, to EBITDA.

Appendix 2 - Capital Expenditures

The following table presents information with respect to OSG's capital expenditures for the first quarter ended March 31, 2006.

	Three Months Ended March 31,
($ in thousands)	2006	2005

Expenditures for vessels	$4,957	$542
Acquisitions of interests in affiliated companies	-	-
Investments in and advances to affiliated companies	-	1,034
Payments for drydockings	8,619	2,629
	$13,576	$4,205
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